UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2006

TEXOLA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-114995

(Commission File Number)

47-0930829

(IRS Employer Identification No.)

206 – 475 Howe Street, Vancouver, B.C. Canada V6C 2B3

(Address of principal executive offices and Zip Code)

604.685.8355

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

As used in this current report, the terms "we", "us" and "our" refer to Texola Energy Corporation.

Closing of Share Purchase Agreement

On November 16, 2005, we entered into a Share Purchase Agreement among our company, Raymond Li, Simon Au, and Patrick Fung. Pursuant to the terms of the share purchase agreement, we agreed to sell all of the issued and outstanding shares in the capital of Audiyo, Inc., our wholly-owned operating subsidiary, to Mr. Li, Mr. Au and Mr. Fung in exchange for: (i) the return and cancellation of all shares of our company held by such individuals; and (ii) the waiver and forgiveness of any outstanding amounts owned by our company to the three individuals.

The sale of the Audiyo shares was subject to a 20 day period elapsing from the date we filed a Schedule 14C Information Statement with the Securities and Exchange Commission. The 20 day period elapsed on December 21, 2005. Accordingly, the closing of the share purchase agreement, the transfer of the Audiyo shares from our company to Mr. Li, Mr. Fung and Mr. Au, and the corresponding cancellation of all shares of our company held by such individuals occurred on January 5, 2006.

On January 5, 2006, our company transferred the Audiyo shares to Raymond Li, Patrick Fung and Simon Au, who were each former affiliates of our company. Raymond Li, a former director of our company, tendered 40,500,000, or approximately 45%, of the shares of our company for cancellation. Patrick Fung, a former director of our company, tendered 20,000,000, or approximately 22%, of the shares of our company for cancellation. Simon Au, a former director of our company, did not hold any shares in our company as of the closing of the share purchase agreement. As of January 6, 2006 and following the cancellation of the 60,500,000 shares, our company had 29,900,000 shares issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXOLA ENERGY CORPORATION

By:	/s/ Thornton Donaldson

Name: Thornton Donaldson

Title: President, Secretary, Treasurer and Director

Dated: January 10, 2006